Exhibit 4.31

Supplemental Agreement to the Financial Services

Framework Agreement

The Supplemental Agreement was signed by Party A and Party B in Guangzhou as at 2018

China Southern Airlines Company Limited (hereinafter referred to as “Party A”)

Address: No. 278 Ji Chang Road, Guangzhou

Legal representative: Wang Chang Shun (王昌顺)

Southern Airlines Group Finance Company Limited (hereinafter referred to as “Party B”)

Address: No. 17 Yunnan Street, Ji Chang Road, Guangzhou

Legal representative: Wang Jianjun (王建军)

Party A and Party B signed this Supplemental Agreement based on the Financial Services Framework Agreement signed by both parties on 29 August 2016 (the “Original Agreement”) after arm’s length negotiation, with the detailed terms as follows:

I.    Change the content in clause 1 of section 8 (the “Transaction Cap”) in the Original Agreement to: “each party to this Agreement mutually agreed that the balance of deposits (including accrued interests) of Party A in Party B in any day since the effective day of this Agreement shall not exceed RMB10 billion, and the balance (including the total interest expense) of loan provided by Party B in any day shall not exceed the aforesaid amount as well.”

II.    This Supplemental Agreement shall be deemed as the supplement to the Original Agreement. Any contradiction between the terms of the Original Agreement and this Supplemental Agreement, the later shall prevail.

III.    This Supplemental Agreement shall take effect from the date as approved by the general meeting of Party A.

IV.    This Supplemental Agreement was made in four counterparts. Both parties hold two counterparts and each one has the same legal effect.

(No text below)

(This page is the signature page of the Supplemental Agreement to the Financial Services Framework Agreement)

Party A: China Southern Airlines Company Limited

Authorized representative:

Party B: Southern Airlines Group Finance Company Limited

Authorized representative:

2